Exhibit 99.1

Baker Technology Plaza, Suite 475	Phone: 952.564.3500
5929 Baker Road	Fax: 952.974.7887
Minnetonka, MN 55345

Wireless Ronin and Broadcast International Announce the Successful Completion of Merger

MINNEAPOLIS – August 4, 2014 – Wireless Ronin Technologies, Inc. (OTCQB: RNIN), a leading digital marketing technologies solutions provider, today announced that it successfully completed its previously announced merger with Broadcast International (“BI”) (OTCQB: BCST), a leading provider of digital media and broadcast solutions, effective August 1, 2014.

On March 5, 2014, the companies entered into a definitive agreement to merge, whereby Broadcast International shareholders and other security holders (e.g., options and warrants) will receive approximately 36.5% of the outstanding shares of Wireless Ronin’s common stock calculated on a modified fully-diluted basis.  The companies today announced that the merger has been completed following approval by shareholders of Broadcast International and with all other customary closing conditions having been met.

In accordance with the terms of the transaction as previously announced, BI merged with and into a wholly-owned subsidiary of Wireless Ronin. Wireless Ronin issued approximately 7,093,273 shares to BI shareholders (including holders of BI secured and unsecured notes that converted into BI shares contemporaneous with closing) in connection with the merger.

“We are excited to have closed this transaction and look forward to providing our customers with a broader and more scalable offering,” stated Scott Koller, Wireless Ronin’s President and CEO.  “The addition of Broadcast’s intellectual property, coupled with our content management system and creative solutions capabilities, provides us with one of the most comprehensive technology portfolios in the industry.  Customers are demanding more and want the latest innovations that will help them improve the in-store engagement.  With Broadcast International’s technology, and the pending addition of Creative Realities offerings, we feel our value proposition will be unmatched.”

Koller continued, “The completed merger with Broadcast International is the first piece in our multi-step process to broaden our offering and scale for our customers.  With Broadcast International, we gain IP and add to our customer base.  With Creative Realities, a transaction that is pending, we gain years of invaluable creative design expertise, a blue-chip customer roster that continues to expand, and an incredible sales engine.  Together, we believe we become the one-stop solution for retailers, venue operators and all of the brands they partner with, as we provide the most robust and innovative marketing technology solutions.  These past several months have been transformative, and we believe that once we have completed both of these transactions we will change the way our highly fragmented industry operates, which will ultimately result in a better consumer shopping experience, greater brand loyalty for our customers and the end-goal, increased sales and profitability for all.”

Wireless Ronin and Broadcast International Announce the Successful Completion of Merger

As previously announced, Broadcast International brings to Wireless Ronin more than 20 years of experience delivering enterprise-scale digital signage solutions for large organizations like Caterpillar and Washington Trust Bank.  Broadcast’s award-winning Managed Media Services (MMS) platform is a unified multi-channel solution that allows global enterprises to centrally manage and deploy digital media assets, including signage, posters, video, and music. The platform leverages Broadcast’s patented CodecSys software, a breakthrough, multi-codec video compression technology that reduces video bandwidth requirements and provides significant performance benefits.  Broadcast’s digital signage solutions use CodecSys to optimize content delivery, thereby providing end users high quality video content across minimal bandwidth.  Broadcast also licenses a range of point solutions which, in addition to CodecSys, includes its Messaging and Music On Hold (MMOH) technology that allows companies to customize on-hold music as well as broadcast promotions and important information to its customers. Wireless Ronin believes that CodecSys, MMOH, and other Broadcast products will provide new licensing and revenue streams for the combined company.

 In June 2014, Wireless Ronin and Creative Realities, LLC (“Creative Realities”), a leader in the marketing technology arena, announced they had entered into a definitive merger agreement.  The CRI currently transaction remains on track to close in the third quarter of 2014, pending the successful completion of customary closing conditions.

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies (OTCQB: RNIN) (WRT) is a pioneering marketing technologies company. WRT combines interactive digital media — signage, kiosks, mobile, social media and web — to create 360-degree solutions so companies will be “Communicating at Life Speed®” to deliver the right content at the right place at the right time. WRT’s turnkey approach includes strategic consulting, creative development, installation, hosting, training and support. Since launching its cloud-based RoninCast® content management platform in 2003, WRT has become the leading digital marketing provider for large-scale deployments in retail, automotive, food service and public venues. The company is headquartered in Minneapolis, Minnesota. For more information about Wireless Ronin, visit www.wirelessronin.com.

Forward-Looking Statements

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's present expectations and estimates regarding operating efficiencies, increased revenue opportunities, potential new markets, cost savings, the ability to effectively compete in a highly competitive market and the value of certain assets relating to the potential transaction described herein. Nevertheless, and despite the fact that management’s expectation and estimates are based on assumptions management believes to be reasonable and data management believes to be reliable actual results from the potential transaction are subject to future risks and uncertainties, any of which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the adequacy of funds for future operations; estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; the impact of the company’s financial condition upon customer and prospective customer relationships, and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 19, 2014. Readers should also refer to the risk factors disclosed in the company’s most recent Annual Report on Form 10-K.

Company Contact:	Media and Investor Contact:
Scott Koller, President and CEO	Glenn Wiener, President and CEO
Wireless Ronin Technologies	GW Communications
Tel: 952-564-3550	Tel: 212-786-6011 / Email: gwiener@GWCco.com